Exhibit 10.1

ADDENDUM NO. 3 TO LEASE AGREEMENT
THIS ADDENDUM NO. 3 TO LEASE AGREEMENT (“Addendum”), dated as of May 4th, 2012, is entered into by and between CIRCLE CAPITAL LONGMONT LLC, a Delaware limited liability company (“Landlord”), and DOT HILL SYSTEMS CORP., a Delaware corporation (“Tenant”).
RECITALS:
A.    Landlord and Tenant entered into that certain Lease Agreement, dated April 12, 2007, as amended by Commencement Date Acknowledgement and Agreement, dated September 18, 2007, as amended by Addendum No. 1 to Lease Agreement, dated April 29, 2008, as amended by Addendum No. 2 to Lease Agreement, dated September 1, 2008 (as amended, collectively, the “Lease”) pertaining to approximately 58,064 rentable square feet of space (the “Existing Premises”) in the building located at 1351 South Sunset, Longmont, Colorado (the “1351 Building”). Initially capitalized terms not otherwise defined herein have the same meaning as in the Lease.
B.    The Term of the Lease is currently scheduled to expire on January 31, 2013.
C.    Landlord and Tenant desire to extend the Term of the Lease and expand the Existing Premises and otherwise amend the Lease in the manner and form hereinafter set forth.
NOW, THEREFORE, for good and valuable consideration, Landlord and Tenant hereby agree as follows:
1.The Term of the Lease is hereby extended for a period of approximately 70 full calendar months (the “Extension Term”) commencing on the Expansion Date (defined below) and expiring on the last day of the 70th Extension Month (the “Expiration Date”), on all of the terms of the Lease as herein amended.
2.    In addition to the Existing Premises currently demised under the Lease, Tenant shall lease from Landlord and Landlord shall lease to Tenant approximately 29,600 rentable square feet of space (the “Expansion Premises”) in the building located at 1841 Lefthand Circle, Longmont, Colorado (the “1841 Building”) as shown as Exhibit A attached hereto and made a part hereof, on the following basis:
(a)    Tenant’s rights and obligations for the Expansion Premises shall commence upon the first to occur of (i) the date Tenant begins operating its business from all or any portion of the Expansion Premise, (ii) the date of substantial completion of the Tenant Improvements as set forth in the work letter attached hereto as Exhibit B (the “Work Letter”) and made a part hereof, and (iii) August 1, 2012, (the “Expansion Date”) and shall expire coterminous with the Expiration Date. The Expansion Date is estimated to be August 1, 2012.
(b)    As of the Expansion Date, references to “Premises” in the Lease shall mean the Existing Premises together with the Expansion Premises, and Tenant’s occupancy thereof shall be subject to all terms of the Lease as amended herein. From and after the Expansion Date, the

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Premises shall consist of approximately 87,664 rentable square feet of space.
3.    For periods prior to the Expansion Date, Base Rent for the Existing Premises shall be at the current rate provided for in the Lease of $46,306.04 per month, together with payment of all other amounts due and payable under the Lease, including, without limitation, payment of Tenant’s Share of Operating Expenses, utilities, real estate taxes and assessments, insurance and all other amounts payable by Tenant under the Lease. Commencing on the Expansion Date, Tenant will pay Base Rent for the Premises (inclusive of the Existing Premises and the Expansion Premises), payable in the manner set forth in the Lease, in accordance with the following schedule:

Period	Annual Rate/SF	Monthly Payment
Expansion Date — Extension Month 12*	$745,144	$62,095.33
Extension Months 13- 24	$767,498.32	$63,958.19
Extension Months 25 - 36	$790,523.27	$65,876.94
Extension Months 37 - 48	$814,238.97	$67,853.25
Extension Months 49 - 60	$838,666.14	$69,888.84
Extension Months 61 - 70	$863,826.12	$71,985.51
*Subject to abatement as set forth in Section 4 hereof.

“Extension Month” shall mean each calendar month within the Extension Term, with the first Extension Month commencing, if the Expansion Date is the first day of a month, on the Expansion Date. If the Expansion Date is not the first day of a month, the first Extension Month shall include the first full calendar month following the Expansion Date plus the partial month in which the Expansion Date occurs.
4.    Provided that there is no event of default beyond any applicable notice and cure period by Tenant under the Lease, Tenant’s obligation to pay Base Rent (but not Operating Expenses or any other amount due by Tenant) under the Lease, as amended hereby, shall be abated for the first 5 Extension Months of the Extension Term (the “Abated Rent Period”). The total amount of Base Rent abated hereunder shall equal $310,476.65. Rent payable under the Lease is allocable to, and will be accrued by the parties during, their fiscal periods in which the same is actually paid. No portion of Rent paid by Tenant during periods outside of the Abated Rent Period will be allocated to such Abated Rent Period, nor is such Rent intended to be allocable to the Abated Rent Period. If at any time during the Extension Term an event of default occurs beyond any applicable notice and cure period, Tenant shall owe Landlord, in addition to all other amounts, all amounts abated hereunder. Tenant has no obligation to pay the abated amounts if no event of default beyond any applicable notice and cure period occurs prior to the expiration of the Extension Term.
5.    Commencing on the Expansion Date and for the duration of the Extension Term, at all times including the period during which Base Rent is subject to the Abated Rent Period, Tenant shall be obligated to pay all other sums payable by Tenant in accordance with the Lease applicable to the Premises, including, without limitation, Tenant’s Share of Operating Expenses, utilities, real estate taxes and assessments, and insurance. Landlord and Tenant acknowledge and agree that “Tenant’s Share” is 100% for each of the 1351 Building and the 1841 Building.

Exhibit 10.1

6.    The Lease is hereby amended to provide that in each instance, “Building” shall refer to either the 1351 Building or the 1841 Building, or both, as appropriate.
7.    In addition to the parking allocated to Tenant for the 1351 Building as set forth in Section 1.20 of the Lease, Tenant shall be permitted the use of 95 surface parking spaces at the 1841 Building as of the Expansion Date in accordance with the terms of the Lease (based on a ratio of 3.21 surface parking spaces per 1,000 square feet of rentable floor area leased), subject to adjustment on the ratio set forth above in the event of any increase in the size of the rentable floor area of the Expansion Premises pursuant to the terms of the Lease. In addition to the 95 surface parking spaces at the 1841 Building, Landlord will make available for Tenant’s use an additional 55 surface parking spaces (for a total of 150 surface parking spaces) in the properties designated by Landlord that are adjacent or in reasonable proximity to the 1841 Building; provided, however, upon no less than 10 days prior notice to Tenant, Landlord shall have the right to discontinue the license created hereby for such additional surface parking spaces and said license shall terminate and be of no further force and effect if Landlord shall sell, transfer, or assign to a third party Landlord’s right, title and interest in any such property that is adjacent or in reasonable proximity to the 1841 Building in which Tenant licenses additional parking spaces. For the avoidance of doubt, Tenant acknowledges and agrees that any third-party successor in interest to any property owned by Landlord shall not be burdened by the license to the additional parking spaces set forth herein, such license having been terminated and of no further force and effect upon transfer to such successor. Tenant’s use of the additional surface parking spaces shall be subject to and governed by the terms and conditions of the Lease, as amended hereby.
8.    The second to last sentence of the last full paragraph of Section 5.2.2 of the Lease is hereby deleted in its entirety and replaced with the following:
“Maximum Controlled Expenses” shall mean: (a) for calendar year 2012, the full amount of the actual expenses for Controlled Expenses as determined in accordance with the foregoing provisions; (b) for calendar year 2013 and each calendar year thereafter, the prior calendar year’s Maximum Controlled Expenses multiplied by 1.05.”
The foregoing shall apply to both of the Existing Premises and the Expansion Premises as of the Expansion Date.
9.    Sections 38.18, 38.19, 38.20, 38.21, and 38.22 of the Lease are hereby deleted in their entirety.
10.    Landlord shall have no obligation to remodel or make improvements to any portion of the Existing Premises or the Expansion Premises and (i) Tenant accepts the Existing Premises in their current “as-is” condition as of the date of this Amendment and (ii) Tenant shall accept the Expansion Premises in the Delivery Condition on the Delivery Date (as such terms are defined in the Work Letter), and Landlord shall not be responsible to make or pay for any improvements to the Premises, except as set forth in the Work Letter.
11.    Together with the execution and delivery of this Amendment, Tenant shall deposit

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with Landlord an amount of $70,000.00 which amount shall be added to the Deposit held by Landlord in accordance with the Lease, and from and after the date of this Amendment, the “Deposit” shall mean $153,563.94
12.    (I) As additional consideration of the covenants of Tenant hereunder, Tenant will have the option (the “Renewal Option”) to renew and extend the Term of the Lease for two (2) additional terms of five (5) years each (each, a “Renewal Term”) to commence on the Expiration Date or the conclusion of the then current Renewal Term, as applicable. Each Renewal Term will be on the same terms, provisions, and conditions contained in the Lease, except that as may be otherwise provided herein, the Premises will be taken in its as-is condition (subject to Landlord’s repair and maintenance obligations under the Lease) and the Base Rent and rent schedule will be modified for the applicable Renewal Term in accordance with the terms and conditions set forth herein. Tenant must give Landlord written notice of its interest in exercising each Renewal Option (“Tenant’s Renewal Notice”) not less than twelve (12) months and no earlier than eighteen (18) months prior to the Expiration Date or the conclusion of the then current Renewal Term. Failure to notify Landlord within such time period will void the Renewal Option, and the Lease shall terminate on the Expiration Date or the conclusion of the then current Renewal Term. Provided that Tenant timely delivers to Landlord Tenant’s Renewal Notice in accordance with the foregoing, then on or prior to the date that is twelve (12) months prior to the Expiration Date or the conclusion of the then current Renewal Term, as applicable, Landlord will notify Tenant of the Base Rent applicable during such Renewal Term, the base (if any) to be used for determination of Additional Rent, and the tenant finish allowances (if any) that Landlord will make available to Tenant (“Landlord’s Notice”). If Landlord’s Notice fails to include any tenant improvement allowance or fails to provide a condition in which the Premises are to be delivered to Tenant during the applicable Renewal Term, then so long as Tenant exercises the Renewal Option described herein, Tenant will accept such space in its “as is” condition (subject to Landlord’s repair and maintenance obligations under the Lease) without any remodeling or fix-up work performed by Landlord. If Landlord fails to deliver the Landlord’s Notice in accordance with the provisions above, Tenant shall give Landlord a reminder notice of such failure and Landlord shall have 10 days after receipt of such reminder notice in which to deliver the Landlord’s Notice.
(a)    Tenant has 15 days after having been given Landlord’s Notice to exercise the Renewal Option based on the Base Rent quoted by Landlord by delivering notice of exercise to Landlord. If Tenant exercises the Renewal Option, the Term will be deemed extended for the applicable Renewal Term on the provisions of the Lease as amended by the terms of Landlord’s Notice and the parties will execute an amendment evidencing the Renewal Option. If Tenant disputes Landlord’s determination of the Base Rent rate, Tenant shall give notice of such dispute (“Dispute Notice”) within the 15-day period and the Base Rent rate shall thereafter be determined in accordance with Section 12f below.
(b)    Unless Landlord timely receives Tenant’s Renewal Notice in accordance with Section 12(a) above, it will be conclusively deemed that Tenant has not exercised the Renewal Option and the Lease will expire in accordance with its terms on the Expiration Date or the conclusion of the then current Renewal Term, as applicable.

Exhibit 10.1

(c)    Unless expressly waived by Landlord, Tenant’s right to exercise the Renewal Option is conditioned on: (i) no event of default existing at the time of exercise or at the time of commencement of the applicable Renewal Term; (ii) there having been no more than one event of default during the Lease Term; (iii) Tenant not having subleased or vacated the Premises or assigned its interest under the Lease (except to a Permitted Transferee) as of the commencement of the applicable Renewal Term; and (iv) Tenant having the financial ability to perform its obligations under the applicable Renewal Term. In the event of an assignment of the Lease (other than to a Permitted Transferee) or a subletting or vacation of the Premises, or if there has been more than one event of default during the Term of the Lease, this Extension Option shall be deemed null and void and of no further force or effect.
(d)    The provisions of the Lease shall be applicable during any Renewal Term, except that any allowances shall be as set forth in Landlord’s Notice and the Base Rent shall be as set forth in Landlord’s Notice, unless determined in accordance with Section 12f below.
(e)    Following giving of Tenant’s Dispute Notice, Landlord and Tenant shall promptly negotiate to determine a mutually acceptable Base Rent. If the parties mutually agree upon a new Base Rent rate, such agreed rate shall be the Base Rent rate applicable during the particular Renewal Term. If the parties have not agreed within 90 days after the giving of Tenant’s Dispute Notice, then within a 20-day period Landlord and Tenant shall endeavor to agree upon a qualified commercial real estate broker of good reputation, having at least five (5) years’ experience in the real estate market in which the 1841 Building and the 1351 Building are located, to act as arbitrator (“Arbitrator”); otherwise, they shall each select, within the foregoing 20-day period, a real estate broker who meets the above qualifications and together such brokers will then select a real estate broker who meets the above qualifications and who shall be deemed the Arbitrator. Within 10 days after designation of the Arbitrator, Landlord and Tenant each shall give notice of its determination of the Prevailing Market Rental Rate supported by the reasons therefor by delivering copies to each other and the Arbitrator, under an arrangement for simultaneous exchange of such determinations. The Arbitrator will review each party’s determination and select the one which most accurately reflects such Arbitrator’s determination of the Prevailing Market Rental Rate. Such selection shall be final and binding on both parties. The Arbitrator shall have no right to propose a middle ground or any modifications of either party’s determination. The Arbitrator’s costs incurred in this procedure shall be shared equally by Landlord and Tenant and shall be fixed when the Arbitrator is selected. For purposes of this paragraph, “Prevailing Market Rental Rate” means the annual amount per square foot that a willing tenant would pay and a willing landlord would accept for Base Rent following arms-length negotiations with respect to an Assumed Lease (defined below) under the circumstances then existing. “Assumed Lease” means (i) a renewal lease amendment having a commencement date within 6 months of Tenant’s Renewal Notice for space of approximately the same size as the Premises, located in a Comparable Building (defined below), and with a view and floor height similar to the Premises for which Prevailing Market Rental Rate is being determined, for a term equal in length to the Renewal Term; (ii) a real estate commission is payable with respect to such extension to the extent a third-party commission with respect to extension is agreed or obligated to be paid by Landlord; and (iii) taking into consideration and making adjustments to reflect allowances, if any, as provided in Landlord’s Renewal Notice. “Comparable Building” means any then-existing building in the Longmont area that is of a size,

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location, quality and prestige comparable to, and with a size and efficiency of floor plate and amenities of the 1841 Building and the 1351 Building, provided that appropriate adjustments shall be made to adjust for differences in the size, location, age, efficiency of floorplate, and quality any Comparable Building and the 1841 Building and the 1351 Building.
(f)    After exercise of both Renewal Terms, or Tenant’s failure to exercise any Renewal Option, Tenant shall have no further rights to extend the Term.
13.    Landlord grants Tenant, subject to Prior Rights, hereafter defined, an ongoing Right of First Refusal (“ROFR”) to lease any vacant space in the buildings located at 1851, 1831 or 1820 Lefthand Circle, Longmont, Colorado (“ROFR Space”), on the following basis:
(a)    If Landlord desires to propose a bona fide third party offer to lease the ROFR Space or if Landlord receives a bona fide third party offer to lease any of the ROFR Space (or any portion thereof) that Landlord desires to accept or Landlord has received a bona fide third party offer and desires to make a counter-offer to such third party, before entering into a binding agreement with such third party, Landlord shall give notice to Tenant (“3rd Party Offer Notice”) of the material terms of such offer or counter-offer (not including the identity of such third party) and the terms applicable to leasing such space to Tenant as determined in accordance with the following provisions. Tenant has 10 days after receiving the 3rd Party Offer Notice within which to notify Landlord whether it elects to lease the ROFR Space, which election must be for all space included in the 3rd Party Offer Notice. Landlord’s obligation to offer ROFR Space to Tenant is subordinate to all rights of extension, expansion, or first offer or refusal as to the ROFR Space in favor of other tenants in place as of the date of this Addendum and is subordinate to the option of Landlord to extend the existing lease of the current tenant of any ROFR Space, whether or not such tenant’s lease expressly provides for such extension option (“Prior Rights”).
(b)    If Tenant does not timely notify Landlord, it will be conclusively presumed that Tenant has waived its ROFR as to the 3rd Party Offer Notice, Landlord shall be free to lease the ROFR Space to anyone whom it desires on the terms of the 3rd Party Offer Notice, and Tenant and Tenant will have no further rights to the ROFR Space once leased unless and until such lease ends and such space again is subject to a 3rd Party Offer Notice. Notwithstanding the foregoing, if Landlord (i) leases such ROFR Space to the prospective tenant at terms that are materially more favorable than those set forth in the 3rd Party Offer Notice, or (ii) has failed to lease such ROFR Space within six (6) months following the date of the 3rd Party Offer Notice, then such ROFR Space shall again be subject to the terms of this ROFR. For purposes hereof, “financial terms” shall mean and refer to base rent, operating expense prorations and passthroughs, rental escalations, and rent and tenant finish concessions, and for purposes of this Section 13b, “materially more favorable” shall mean a reduction in the effective rent (calculated on the basis of amortizing, on a straight-line basis, over the term of such lease the total rent less any concessions or inducements) of more than 10%.
(c)    If Tenant exercises the ROFR during the first twenty-four (24) Extension Months, then the ROFR Space will be added to the Premises for a term coterminous with the Extension Term of the Lease and upon the provisions of and at the Base Rent as set forth in the Lease, as amended hereby, except that Tenant shall accept such ROFR Space in its then-current “as

Exhibit 10.1

is” condition without any remodeling or fix-up work performed by Landlord, provided that Tenant shall have the right to receive a tenant improvement allowance per rentable square foot of the ROFR Space in an amount equal to the product of $15.00 multiplied by the number of the then-remaining full calendar months in the Extension Term divided by 70 (the “ROFR Allowance”).
(d)    If Tenant exercises the ROFR at any time after the first twenty-four (24) Extension Months, then the ROFR Space will be added to the Premises for a term coterminous with the term of the 3rd Party Offer and upon the provisions and at the rental rate of the 3rd Party Offer. Tenant shall have no right to the ROFR Allowance for any exercise of the ROFR under this Section 13(d), it being acknowledged and agreed that the ROFR Allowance is available solely with respect to Tenant’s exercise of the ROFR under Section 13(c) above.
(e)    Upon exercise of the ROFR, the ROFR Space will be deemed added to the Premises and Tenant will accept such space in its “as is” condition without any remodeling or fix-up work performed by Landlord, except as may be provided in Landlord’s 3rd Party Offer Notice. All costs of preparing any ROFR Space for Tenant’s occupancy, including costs of compliance with applicable laws will be paid by Tenant, except (i) as provided in Section 13(c) above if Tenant exercises the ROFR during the first twenty-four (24) Extension Months, or (ii) as otherwise set forth in the 3rd Party Offer if Tenant exercises the ROFR at any time after the first twenty-four (24) Extension Months. After exercise of the ROFR, the parties will execute an amendment to the Lease evidencing the addition of such space.
(f)    Tenant’s right to exercise the ROFR is conditioned on: (i) no event of default existing at the time it exercises the ROFR or on the date that Tenant’s occupancy of the ROFR Space is scheduled to commence; (ii) there having been no more than one event of default by Tenant during the Term of the Lease or any Renewal Term hereof; and (iii) Tenant not having vacated or subleased the Premises or assigned its interest in the Lease (except to a Permitted Transferee) at the time it exercises the ROFR or on the date that Tenant’s occupancy of the ROFR Space is scheduled to commence. This ROFR is personal to Tenant and may not be assigned except to a Permitted Transferee. In the event of an assignment of the Lease (except to a Permitted Transferee) or a subletting or vacation of the Premises, or if there has been more than one Default by Tenant during the Lease Term or any Renewal Term hereof, the ROFR shall be deemed null and void and of no further force or effect.
(g)    All notifications contemplated by this Paragraph, whether from Tenant to Landlord, or from Landlord to Tenant, must be in writing and given in the manner provided in the Lease.
(h)    Notwithstanding anything to the contrary contained herein, the ROFR granted under this Section 13 shall terminate and be of no further force and effect with respect to any ROFR Space located in a building that Landlord shall sell to a third party. Further, if Landlord shall sell to a third party the 1351 Building, the 1841 Building, or any other building that Tenant may have expanded into pursuant to the ROFR right granted hereunder, the ROFR granted under this Section 13 shall terminate and be of no further force and effect as to such building(s). For the avoidance of doubt, Tenant acknowledges and agrees that any third-party successor in interest to any building owned by Landlord shall not be burdened by the ROFR set forth herein, such ROFR

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having been terminated and of no further force and effect upon transfer to such successor.
14.    Tenant may elect to terminate the Lease effective as of last day of the 41st Extension Month (the “Early Termination Date”), by giving Landlord written notice thereof (“Tenant’s Termination Notice”) not less than nine (9) months and no earlier than twelve (12) months prior to the first day of the 41st Extension Month, provided that: (1) on or before the Early Termination Date, Tenant has paid Landlord all amounts due and owing under the Lease; and (2) Tenant pays to Landlord concurrently with Tenant’s Termination Notice a termination fee equal to: (i) $407,119.50 (representing six (6) months of Base Rent at the then current rate), plus (ii) six (6) months of then-estimated payments of Operating Expenses as determined by Landlord, plus (iii) the unamortized portion of Landlord’s Costs calculated by amortizing Landlord’s Costs on a straight-line basis over the Extension Term, plus interest thereon at the rate of 8% per annum, beginning at the start of the 6th Extension Month. “Landlord’s Costs” means Landlord’s costs related to the Lease, as amended hereby, including, but not limited to: costs of any improvements to the Premises paid by Landlord (all improvement allowances, the Tenant Improvement Allowance and other costs of improvements to the Premises paid by Landlord) and other costs of improvements paid by Landlord (such as architectural fees and supervisory fees), legal costs and leasing commissions, but excluding Base Rent abated during the Abated Rent Period. Tenant’s right to exercise the Termination Option is conditioned on: (i) no event of default existing at the time of exercise of the Termination Option or on the Early Termination Date; and (ii) Tenant not having subleased or vacated the Premises or assigned its interest under the Lease (except to a Permitted Transferee) as of the date of exercise of the Termination Option or on the Early Termination Date. If the Termination Option is timely exercised, Tenant will deliver possession of the Premises to Landlord on the Early Termination Date in accordance with the terms of the Lease and all other terms and provisions will apply as if the Lease had expired according to its terms, including Tenant’s obligation for payment of Operating Expenses attributable to periods prior to the Early Termination Date at such time as such obligation is determined. If Tenant fails to timely give notice, Tenant will be deemed to have waived its right to terminate under this Termination Option. Tenant’s right to terminate the Lease pursuant to this Termination Option is personal to Tenant and may not be assigned other than to a Permitted Transferee. Other than to a Permitted Transferee, in the event of an assignment of the Lease or a subletting or vacation of the Premises, this Termination Option shall be null and void. Notwithstanding anything to the contrary contained herein, if Tenant shall expand into greater than 15,000 square feet of space into any building owned by Landlord (by exercise of the ROFR or otherwise), then this Termination Option shall be null and void.
15.    Tenant shall have the right to install, at its sole cost and expense, signage at the Expansion Premises and the 1841 Building in accordance with Section 12 of the Lease and including: suite entry signage and multi-tenant monument signage. Tenant shall be permitted to apply a portion of the Tenant Improvement Allowance toward signage in accordance with the Work Letter up to a maximum of $15,000.00.
16.    Tenant shall have the right, in accordance with the terms of the Lease and upon Landlord’s prior written approval, to bore and install an underground conduit between the 1351 Building and the 1841 Building. Tenant shall provide to Landlord, at Tenant’s sole cost and expense, plans and specifications for the installation of such conduit for Landlord’s prior approval, which

Exhibit 10.1

approval shall be granted or denied in Landlord’s sole discretion. Tenant shall be permitted to apply a portion of the Tenant Improvement Allowance toward the cost of the work performed hereunder in accordance with the Work Letter.
17.    Tenant hereby represents and warrants to Landlord that it has not engaged any broker in connection with the negotiation and/or execution of this Addendum except for Studley (“Studley”). Studley’s fees shall be paid by Landlord. Tenant has no knowledge of any broker’s involvement in this transaction except Circle Capital Property Management which has acted as Landlord’s agent (collectively, “Landlord’s Agent”). Tenant will indemnify Landlord and Landlord’s Agent against any claim or expense (including, without limitation, attorneys’ fees), other than by Studley, paid or incurred by Landlord or Landlord’s Agent as a result of any claim for commissions or fees by any broker, finder, or agent, whether or not meritorious, employed by Tenant or claiming by, through or under Tenant. Tenant acknowledges that Landlord is not liable for any representations by Landlord’s Agent regarding the Premises, Building, or this Addendum.
18.    If there is any conflict between the terms of this Addendum and the terms of the Lease, the terms of this Addendum govern. The Lease as hereby amended is in full force and effect, is hereby ratified and affirmed by the parties, and is binding upon the parties in accordance with its terms.
19.    Tenant acknowledges and agrees that Landlord is not in breach of the Lease and Tenant has no claim for any failure of Landlord to perform its obligations under the Lease as of the Effective Date of the Addendum.
20.    If there is any conflict between the terms of this Addendum and the terms of the Lease, the terms of this Addendum shall govern. The Lease as hereby amended is in full force and effect, is hereby ratified and affirmed by the parties, and is binding upon the parties in accordance with its terms.
21.    Time is of the essence herein.

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IN WITNESS WHEREOF, the parties have executed this Addendum as of the day and year first above written and it is effective upon delivery of a fully executed copy to Tenant.

TENANT:	LANDLORD:
DOT HILL SYSTEMS CORP., a Delaware corporation	CIRCLE CAPITAL LONGMONT LLC By: Circle Capital Property Management LLC, Authorized Agent
By: /s/ Hanif Jamal	By: /s/ [illegible]
Print Name: Hanif Jamal	Name:______________________________
Print Title: CFO	Title: Authorized Signatory

ATTEST:
By: /s/ Eileen M. Jonikas
Print Name: Eileen M. Jonikas
Print Title: VP, Finance

Exhibit 10.1

EXHIBIT A
The Expansion Premises

Exhibit 10.1

EXHIBIT B
(Tenant Improvements)
WORK LETTER
May 4th, 2012
DOT HILL SYSTEMS CORP.
Re:     Tenant:    DOT HILL SYSTEMS CORP., a Delaware corporation
Premises:    Approximately 87,664 rentable square feet of space (the “Premises”)
Buildings:    1841 Lefthand Circle, Longmont, CO and 1351 South Sunset, Longmont, Colorado
Gentlemen:
Concurrently herewith, you (“Tenant”) and the undersigned (“Landlord”) have executed an Addendum Number Three to Lease Agreement (the “Addendum”) covering the Premises (the provisions of the Addendum are hereby incorporated by reference as if fully set forth herein and initially capitalized words not defined have the same meaning set forth in the Addendum or the Lease, as applicable). In consideration of the execution of the Addendum, Landlord and Tenant mutually agree as follows:
I.Space Planning and Engineering
1.1    Landlord has provided to Tenant the existing architectural and engineering drawings for the base building improvements for the 1841 Building and/or the 1351 Building (“Landlord’s Drawings”).
1.2    Tenant has retained Landlord’s Building architect, Don Hostetter, as Tenant’s architect (“Tenant’s Architect”). Tenant shall retain an engineer reasonably approved by Landlord as Tenant’s engineer (“Tenant’s Engineer”) to perform mechanical, electrical, plumbing, and life safety engineering; in addition, Tenant shall retain Landlord’s approved structural engineers to provide engineering design review pertaining to structural design issues. Tenant has provided to Landlord the Tenant-approved space plans prepared by Tenant’s Architect. The Approved Space Plans shall contain information specified in Exhibit A and shall be sufficiently complete to permit Landlord to review such drawings for the purpose of determining conformity with the base building specifications for the Building and for the purposes described in Section 1.3 below.
1.3    Landlord shall have 5 business days after receipt of the Space Plans to have its engineers (“Landlord’s Engineers”) review the Space Plans. Tenant’s Architect will advise Landlord and Landlord’s Engineers whether the Building HVAC System and/or the electrical service will have to be supplemented to allow installation of work shown on the Space Plans. If Landlord determines that the Space Plans (i) are inconsistent with the base building specifications for the

Exhibit 10.1

Building, including the HVAC system or electrical system; (ii) do not contain all of the information specified in Exhibit A or are not sufficiently complete to permit Landlord to review them for the purposes set forth herein; or (iii) indicate space usages inconsistent with the Lease, Landlord will advise Tenant and Tenant will revise the Space Plans accordingly, resubmit them to Landlord, and the review procedure and time frames set forth above will be repeated. When approved by Landlord and Tenant, the Space Plans will be signed or initialed by Landlord and Tenant; such approved drawings will be deemed the “Approved Space Plans.” Landlord’s approval of the Space Plans creates no responsibility or liability on the part of Landlord for completeness, design sufficiency, or compliance with all applicable laws.
1.4    Within sixty (60) days of the Approved Space Plans, Tenant shall use reasonable efforts to provide Landlord with architectural working drawings prepared by Tenant’s Architect (the “Architectural Working Drawings”) and structural, plumbing, fire protection, mechanical, controls, electrical and life safety engineering drawings (collectively, the “Engineering Working Drawings”) prepared by Tenant’s Engineer. If reinforcement of the floor is required, Tenant shall have the right, at its sole cost and expense, to reinforce the floor in any areas specified by Tenant’s Architect and as designed by Tenant’s Engineer, subject to the prior written approval of Landlord. The Architectural Working Drawings shall be coordinated by Tenant’s Architect with Landlord’s Drawings and the Approved Space Plans. The Architectural Working Drawings and the Engineering Working Drawings shall be approved by Tenant and shall be logical extensions of the Approved Space Plans for the Premises. Tenant and Tenant’s Architect shall be responsible for the consistency between the Architectural Working Drawings and the Engineering Working Drawings, conflicts with Base Building Work and field conditions (unless such field conditions materially vary from Landlord’s Drawings, as modified) and for the Architectural Working Drawings and the Engineering Working Drawings complying with building code provisions. Landlord shall notify Tenant’s Architect of changes in Landlord’s Drawings affecting the Tenant Improvements within 5 business days of an actual change in such drawings (not just a proposed change), so as to minimize interference with or delay to completion of Tenant’s Working Drawings. Landlord may identify items that Landlord may require Tenant to remove upon the expiration or earlier termination of the Lease in accordance with the Lease. If the review by Landlord or Landlord’s Engineers, if applicable, uncovers design errors, Landlord shall give notice thereof, including any review comments, within 10 business days after Landlord’s receipt of Tenant’s Architectural Working Drawings and the Engineering Working Drawings. If Landlord does not reply within such period, it shall be presumed that Landlord has no objection thereto, however, such approval shall not limit Landlord’s right to request changes in the future in the event design errors are discovered (which request shall be made as soon as practicable following such discovery) and Tenant shall not be obligated to make changes as to which notice is given beyond such 10 day period unless the safety of the Tenant Improvements is affected or that are required by applicable laws. If Landlord notifies Tenant of design errors pursuant to this Section (within the time period, as applicable), Tenant shall revise the Architectural Working Drawings and the Engineering Working Drawings accordingly, and resubmit them to Landlord only for review of those design issues noted by Landlord after Landlord’s initial review of the Working Drawings. Landlord shall provide written approval or comments within 3 business days of Tenant’s resubmission and the review procedure set forth above shall be repeated. Delay caused by such revisions shall be deemed Tenant Delay. Tenant shall simultaneously submit its Working Drawings to Landlord for review, to Tenant’s contractor for final pricing, and for building

Exhibit 10.1

permit review. Revisions required by Landlord as a result of its approval shall be incorporated by Tenant into pricing and permitting submittals and any delays shall be deemed Tenant Delay. When approved (or deemed approved) by Landlord and Tenant, such Working Drawings shall be deemed the “Final Drawings.”
1.5    Changes to the Final Drawings may be made only upon prior written approval of Landlord, which approval will not be unreasonably withheld. Landlord will respond to all written requests for changes within three (3) business days of Landlord’s receipt. If Landlord does not respond within such period, Landlord will be deemed to have consented to the requested changes. Landlord’s review of the Space Plans or Tenant’s Working Drawings does not imply approval by Landlord as to the Final Drawings’ compliance with applicable laws.
II.    Tenant Improvements and Improvements Allowance
2.1    Except for the Tenant Improvement Allowance, Tenant shall be responsible, as to both cost and performance, for the Tenant Improvements (defined below). Landlord shall pay up to $1,320,000.00 (“Tenant Improvement Allowance”) for the costs of the Tenant Improvements, and of such Tenant Improvement Allowance, a minimum of $440,000.00 shall be allocated to, and spent on improvements in the Expansion Space in the 1841 Building. Tenant shall pay for all costs of the Tenant Improvements in excess of the Tenant Improvement Allowance. In the event that the costs of the Tenant Improvements are less than the Tenant Improvement Allowance, the cost savings shall belong to Landlord and Tenant shall not be entitled to any payment, refund, credit or reduction in Base Rent or other charges due under the Lease.
2.2    Following Landlord’s approval of the Final Drawings, Tenant is responsible for the diligent completion of all Tenant Improvements substantially in accordance with the Final Drawings (the “Tenant Improvements”). Landlord will deliver possession of the Existing Premises in their current “as-is” condition as of the date of the Amendment, and the Expansion Premises in the Delivery Condition (as defined below) to Tenant within 5 business days after approval of the Final Drawings (the “Delivery Date”) for the purpose of completing the Tenant Improvements. Tenant’s use and occupancy of the Premises from the Delivery Date until the Commencement Date are subject to all of the terms and provisions of the Lease, except that Tenant shall not be required to pay Base Rent or Tenant’s Share of Operating Expenses with respect to the Expansion Premises until the Expansion Date. At the time of submittal of Working Drawings to Landlord, Tenant shall submit to Landlord, for approval, a list of all contractors from whom Tenant intends to request bids, as well as the proposed Contractor Bid Package (including the form of Contract). Tenant shall submit bid responses and its recommendation to Landlord for approval prior to awarding the work. Tenant’s subcontractors with respect to all mechanical, electrical, fire protection and controls work in the Premises will be the subcontractors used by Landlord for such work in the Building or other subcontractors approved by Landlord. The “Delivery Condition” shall mean that the 1841 Building structural systems, roof, roof systems, plumbing systems (including all connections and distribution of plumbing to internal appliances), HVAC units, HVAC mechanical systems; base building electrical systems; fire and life safety systems; window systems; and ADA restrooms serving the Expansion Premises are in good working order, condition and repair, are free from latent and structural defects and in a condition that meets all fire regulations, laws, building codes, and

Exhibit 10.1

ordinances of any governmental unit having jurisdiction over the Expansion Premises. The HVAC units serving the Expansion Premises consist of 16 Lennox package roof top units distributed across the 1841 Building and have a combined total rated cooling capacity of 89 tons. Tenant shall be able to control the heating and cooling 24 hours a day, 365 days a year. The 1841 Building has a 1600 amp 480v 3ph service and a 2700 amp 208v service. Landlord shall make available for Tenant’s inspection copies of any environmental reports and technical plans concerning the 1841 Building that Landlord has in its possession as of the date hereof, however, Landlord makes no representation as to the accuracy of any such reports.
2.3    Tenant shall execute a contract for design and construction services to complete the Tenant Improvements (the “Contract”) with contractors and subcontractors reasonably satisfactory to Landlord (collectively, “Tenant’s Contractors”). Tenant and Tenant’s Contractors will be required to adhere to the construction requirements as mandated by law and city and county code and such other requirements as Landlord may reasonably impose with regard to the Building (collectively, “Requirements”). The Contract shall incorporate the provisions of the Requirements. Landlord will review the Contract for compliance with the Requirements within 3 business days thereafter; if Landlord does not respond within such period, Landlord shall be deemed to have approved such Contract. Following approval, Tenant will promptly commence and proceed diligently to complete the Tenant Improvements. Tenant shall not be required to obtain performance or payment bonds unless such bonds are paid for by Landlord and not deducted from the Tenant Improvement Allowance.
2.4    Landlord has no obligation to Tenant’s Contractors except for the provision of those services which Landlord provides to other tenant finish contractors in the Building without preference or privileges, and Landlord agrees to provide such services. Tenant’s Contractors will be obligated to cooperate with contractors, if any, employed by Landlord who are completing work in the Building (“Landlord’s Contractors”) and such Contractors will each conduct its respective work in an orderly fashion and manner so as not to unreasonably interfere with the other.
2.5    Tenant assumes full responsibility for Tenant’s Contractor’s performance of all work including compliance with applicable laws and city and county codes, and for all Tenant’s Contractors’ property, equipment, materials, tools or machinery placed or stored in the Premises during the completion thereof. All such work is to be performed in a good and workmanlike manner consistent with first class standards.
2.6    Tenant will cause Tenant’s Contractors to: (i) conduct work so as not to unreasonably interfere with any other construction occurring in the Building or any other tenants of the Building; (ii) comply with the Requirements and all other rules and regulations relating to construction activities in the Building promulgated from time to time by Landlord for the Building; (iii) reach agreement with Landlord’s Contractors as to the terms and conditions for hoisting, systems interfacing, and use of temporary utilities; and (iv) deliver to Landlord such evidence of compliance with the provisions of this Paragraph as Landlord may reasonably request.
2.7    Landlord shall pay the cost of the Tenant Improvements completed in accordance with the Final Drawings up to a total maximum in the amount of the Tenant Improvement Allowance. The Tenant Improvement Allowance is to be expended solely for the benefit of Landlord; that is,

Exhibit 10.1

the Tenant Improvement Allowance will be expended only to pay for design, engineering, installation, and construction of the Tenant Improvements which under the Lease becomes the property of Landlord upon installation and not for movable furniture, movable equipment, movable cabling, and trade fixtures not physically attached to the Premises except as set forth below. Tenant shall, however, have the right to use an amount of the Tenant Improvement Allowance (and not in addition to the Tenant Improvement Allowance) not to exceed $40,000.00 in the aggregate (“Soft Cost Allowance”) for Tenant’s moving expenses of any kind or nature to move into the Expansion Premises and the purchase and installation of data/telecommunications cabling and equipment, specialty security equipment, fixtures, furnishings and equipment. The Tenant Improvement Allowance shall be used for payment of all labor, materials, and permits. In addition, Landlord shall be permitted to deduct from the Tenant Improvement Allowance an amount equal to $75.00 per hour for Landlord’s hourly fee to oversee the approval and completion of Tenant’s Improvements provided that such billed hours are of a reasonable amount given the scope of the Tenant’s Improvements. All costs of the Tenant Improvements in excess of the Tenant Improvement Allowance and those costs and expenses not allowable as expenditures from the Tenant Improvement Allowance shall be at Tenant’s expense as such amounts become due and payable. Unless otherwise agreed by Landlord and Tenant in writing and subject to delays beyond Tenant’s reasonable control, if any portion of the Tenant Improvement Allowance has not been requested by Tenant on or before March 31, 2013 such amount will be forfeited by Tenant to Landlord, provided that the date of March 31, 2013 shall be extended one day for each day of Landlord Delays.
2.8    Landlord may deduct any amounts due Landlord in accordance with Section 2.7 above from the Tenant Improvement Allowance. As design, engineering, and construction work is completed and Tenant receives invoices therefor, Tenant will submit requests for payment to Landlord not more frequently than monthly, along with appropriate lien waivers (substantially in the form satisfactory to Landlord) and such other documentation as Landlord reasonably requires. On a monthly basis following receipt of such documentation (with such payment being made within 20 days if all required documentation is received by Landlord by the 5th of such month), Landlord will pay the amounts requested by delivery to Tenant of Landlord’s check(s) payable to Tenant. If the Tenant Improvements are completed in phases, the Tenant Improvement Allowance shall be disbursed on a per-square-foot basis, based on the square footage completed in the respective phase (ready for occupancy and use by Tenant). If the estimated costs of completing the Tenant Improvements exceed the Tenant Improvement Allowance, Landlord shall have the right to disburse the Tenant Improvement Allowance on a percentage basis, equal to that percentage of the invoiced work that equals the percentage that the Tenant Improvement Allowance constitutes of the total estimated costs of the Tenant Improvements.
2.9    During completion of the Tenant Improvements and immediately thereafter, Landlord will reasonably cooperate in the balancing of the Building HVAC system serving the Premises at Tenant’s sole cost and expense. Tenant will pay all such expenses within 10 days after billing from Landlord.
2.10    Tenant will indemnify, defend and hold harmless Landlord, Landlord’s Mortgagee, Building Manager, and Landlord’s Contractors from and against liability, costs or expenses, including attorney’s fees on account of damage to the person or property of any third party arising

Exhibit 10.1

out of, or resulting from the performance of the Tenant Improvements, including, but not limited to, mechanics’ or other liens or claims (and all costs associated therewith). Tenant will also repair or cause to be repaired at its expense all damage caused to the Premises or the Building by Tenant’s Contractors or its subcontractors. Further, Landlord will have the right to post and maintain notices of non-liability at the Premises.
2.11    Tenant agrees to submit to Landlord upon completion of all work a final set of as-built Final Drawings (inclusive of two reverse mylars, four blueprints and one CADD disk with working drawings) incorporating changes upon completion of the Tenant Improvements.
2.12    Notwithstanding any provision herein or in the Lease to the contrary, Tenant’s Rent obligations, other obligations and the Abated Rent Period will not be delayed or extended by any delay in completion of the Tenant Improvements unless such delay is caused by “Landlord Delay.” The term “Landlord Delay” means any delay in the preparation, finalization or approval of the Approved Space Plans or Final Drawings or completion of the Tenant Improvements caused by Landlord’s failure to perform its obligations under this Work Letter within the time limits set forth herein. All delays other than Landlord Delay are deemed “Tenant Delay.”
2.13    Tenant designates and authorizes Bud Thompson to act for Tenant in this Work Letter. Tenant has the right by written notice to Landlord to change its designated representative.
2.14    Landlord designates and authorizes Kory Cash to act for Landlord in this Work Letter. Landlord has the right by written notice to Tenant to change its designated representative.
2.15    All notices required hereunder will be in writing in accordance with provision for notices in the Lease.

[signatures follow]

Exhibit 10.1

Very truly yours,
CIRCLE CAPITAL LONGMONT LLC
By:    Circle Capital Property Management LLC,
Authorized Agent
By    /s/ [illegible]
Name:
Title: Authorized Signatory

“Landlord”
ACCEPTED AND APPROVED this 4th day of May, 2012.
DOT HILL SYSTEMS CORP.,
a Delaware corporation

By:        /s/ Hanif Jamal
Print Name:    Hanif Jamal
Print Title:    CFO

ATTEST:
By:        /s/ Eileen M. Jonikas
Print Name:    Eileen Jonikas
Print Title:    VP, Finance

“Tenant”

Exhibit 10.1

LIST OF EXHIBITS

Exhibit A	Space Plans and Architectural and Engineering Drawings Requirements
(see attached)